SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                           INFORMATION REQUIRED IN
                               PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          SECOM GENERAL CORPORATION
               (Name of Registrant as Specified In Its Charter)

                       ____________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1) Title of each class of securities to which transaction applies:
        _______________________________________________________________________
    (2) Aggregate number of securities to which transaction applies:
        _______________________________________________________________________
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        _______________________________________________________________________
    (4) Proposed maximum aggregate value of transaction:
        _______________________________________________________________________
    (5) Total fee paid:
        _______________________________________________________________________
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid: ________________________________________________
    2) Form, Schedule or Registration Statement No.: __________________________
    3) Filing Party: __________________________________________________________
    4) Date Filed: ____________________________________________________________

______________________________________________________________________________

                                   NOTICE

                          SECOM GENERAL CORPORATION

                       ANNUAL MEETING OF STOCKHOLDERS
                               MARCH 29, 1996
______________________________________________________________________________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Secom General Corporation ("Secom" or the "Company"), a Delaware corporation, will be held at 3:00 p.m., Eastern Standard Time, on Friday, March 29, 1996 at the Livonia Courtyard by Marriott, 17200 N. Laurel Park Drive, Livonia, Michigan, 48152, to consider and act upon the following items of business:

      1.  Election of the Board of Directors for a one year term;

      2. Such other business as may properly come before the Meeting or any adjournment thereof.

All of the above matters are more fully described in the accompanying Proxy Statement. Only record holders of Common Stock at the close of business on February 15, 1996 are entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof. A list of all stockholders as of February 15, 1996 will be open for inspection at the Annual Meeting.

By Order of the Board of Directors,

/s/ David J. Marczak
Secretary

Novi, Michigan
February 20, 1996

All stockholders are invited to attend the Meeting. If you are unable to attend, please complete, date, sign and mail the enclosed Proxy Card promptly so that your shares may be represented at this meeting and to ensure a quorum. No postage is required if mailed in the United States using the accompanying envelope. If you attend the meeting, you may withdraw your Proxy and vote your shares. Proxies can also be revoked by submitting a new proxy with a later date or by delivering written instructions to the Secretary of Secom.

When completing your Proxy Card, please sign your name as it appears printed. If signing as attorney, executor, administrator, trustee or guardian, please give your full title. A Proxy executed by a corporation must be signed by an authorized officer.

                           SECOM GENERAL CORPORATION

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

The enclosed Proxy is solicited by the Board of Directors (the "Board") of the Company for purposes set forth in this Notice for Annual Meeting of Stockholders. The solicitation is being made by mail and the Company may also use its officers and regular employees to solicit proxies from stockholders either in person or by telephone, facsimile or letter without additional compensation. The Company will pay the cost for solicitation, which represents the amounts normally expended relating to an uncontested election of directors. Such costs normally include charges from brokers and other custodians, nominees and fiduciaries for the distribution of proxy materials to the beneficial owners of Common Stock.

The Common Stock of the Company is the only outstanding class of voting securities. Each stockholder of record at the close of business on February 15, 1996 (the "record date") is entitled to vote at the meeting. As of the close of business on the record date, there were 4,776,200 shares of Common Stock outstanding. Each share is entitled to one vote on each of the matters to come before the meeting and is not entitled to cumulative voting rights. A majority of the outstanding shares of Common Stock will constitute a quorum for the meeting.

Proxies returned to the Company or its transfer agent, American Stock Transfer and Trust Company, and properly executed will be voted in accordance with stockholders' instructions. Stockholders specify their choices by appropriately marking the enclosed Proxy card. Any Proxy which is not revoked and which does not otherwise indicate a preference will be voted in favor of the nominees for director as set forth herein. The enclosed Proxy enables stockholders to withhold their votes for any director and to abstain from voting on any matter other than the election of directors. The Proxies also give the Board discretionary authority to vote the shares represented thereby on any matter which was not known as of the date of this Proxy Statement and is properly presented for action at the meeting.

The execution of a Proxy will in no way effect a stockholder's right to attend the Annual Meeting and vote in person. Stockholders have the right to revoke their Proxies prior to the Annual Meeting by giving notice to the Company's Secretary at the executive office of Secom. Stockholders may also revoke a previously submitted proxy at the Annual Meeting by giving notice to the Company's Secretary at the meeting.

For convenience in voting your shares on the enclosed proxy card, we have enclosed a postage-paid return envelope to the Company's transfer agent, American Stock Transfer and Trust Co., who will assist in tabulating the stockholder vote. Secom's mailing address is 46035 Grand River Avenue, Novi, Michigan 48374, its telephone number is (810)-305-9410 and facsimile number is
(810)-305-9599.

The approximate mailing date of this Proxy Statement and related proxy materials is February 20, 1996.

                            PRINCIPAL STOCKHOLDERS

As of the February 15, 1996 record date, the Company had 4,776,200 shares of Common Stock outstanding. The following table sets forth as of that date the Common Stock beneficially owned: (i) by each current director and nominee for election as director; (ii) by all current executive officers and directors as a group; and (iii) by each person known by Secom to beneficially own 5% or more of the outstanding shares of the Common Stock.

                                          Number of shares           Percent
Name and address                       Beneficially Owned (1)       Owned (1)
----------------                       ----------------------       ---------
Robert A. Clemente                             20,194 (2),(3)          0.42%
Gregory Adamczyk                              456,162 (2),(4)          9.29%
Rocco Pollifrone                              174,834 (2),(5)          3.62%
Orville K. Thompson                         1,481,499 (2),(6)         28.46%
Richard Thompson                               19,000 (2)              0.40%
David J. Marczak                               21,164 (2),(7)          0.44%
Martin J. Eidemiller                           27,798 (9)              0.58%
Current Directors and Officers
  as a Group (totaling 8)                   1,783,988 (11)            45.55%

Manubusiness Opportunities, Inc.
c/o 24417 Groesbeck Hwy
Warren, Michigan 48089                      2,414,831 (10)            44.10%

John Cocke
46657 Arboretum
Plymouth, Michigan  48170                     514,132 (8)             10.77%

Secom General Corporation 401(k) Plan
46035 Grand River Avenue
Novi, Michigan  48374                         292,084 (12)             6.12%

(1) For the purposes of this table, shares indicated as being beneficially owned include shares for which the person has the direct or indirect:
      (1) voting power, which includes the power to vote or to direct the voting, and/or (2) investment power, which includes the power to dispose or to direct the disposition, of the shares of Common Stock indicated. Unless otherwise indicated, the beneficial owner has sole investment and voting power. Shares indicated as being beneficially owned also includes shares not presently outstanding but which are subject to exercise within 60 days through options, warrants, rights or conversion privileges. For the purpose of computing the percentage of the outstanding shares owned by a stockholder, the shares subject to such exercise by a stockholder are deemed to be outstanding securities of the class owned by the stockholder but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2) A director of the Company. The address for all directors is c/o Secom General Corporation, 46035 Grand River Avenue, Novi, Michigan 48374.

(3)   Mr. Clemente is President, CEO and Chairman of the Board.

(4) Represents 18.89% of the 2,414,831 shares that are beneficially owned by MOI, as Mr. Adamcyzk owns 18.89% of the common stock of MOI. See footnote (10) below.

(5) Represents 7.24% ownership of the 2,414,831 shares that are beneficially owned by MOI, as Mr. Pollifrone owns 7.24% of the common stock of MOI. See footnote (10) below.

(6) Represents 61.35% of the 2,414,831 shares that are beneficially owned by MOI, as Mr. Thompson owns 61.35% of the common stock of MOI. See footnote (10) below.

(7) Mr. Marczak is corporate Secretary, Treasurer and Chief Financial Officer and his holdings include 9,000 shares of common stock options that may be exercised through January 1999 at a price of $2.625 per share.

(8) Mr. Cocke is a corporate Vice President. Shares that he owns are subject to a proxy given to MOI. Accordingly, his shares are also deemed to be beneficially owned by MOI and its stockholders for purposes of the table shown above. See footnote (10) below.

(9) Mr. Eidemiller is a corporate Vice President and his holdings include 10,000 shares that may be acquired by the exercise of employee stock options at a price of $2.625 per share through January 1999.

(10) MOI was formed to make an investment in the Company and its three principal owners, Gregory Adamczyk, Rocco Pollifrone and Orville K. Thompson, are Directors of Secom. MOI's shares include (i) 1,130,428 shares owned directly, (ii) 500,000 shares that may be purchased before November 24, 1996 upon the exercise of stock warrants that have an exercise price of $3.00 per share, (iii) 200,000 shares that may be purchased before November 24, 1998 upon the exercise of stock options that have an exercise price of $2.625 per share and (iv) 593,913 shares owned by John Cocke and Larry McKnight, as they have each given MOI a proxy to vote their shares for the election of Directors that are nominated by the Board. The proxies expire November 23, 1996. MOI's shares shown in the table above are also included in the share totals of Gregory Adamczyk, Rocco Pollifrone and Orville K. Thompson, based on their respective ownership percentage of MOI. See footnotes (4), (5),
      (6) and (8) above.

(11) Includes the shares of common stock for the persons referenced with footnote (2), (8) and (9); shares shown in more than one place are included only once in the total.

(12) Participants of the Company's 401(k) Plan can vote their pro rata portion of the shares owned by the Plan. Shares not voted by participants may be voted by the Plan's trustee, David J. Marczak, who is also a Director (see footnote 7 above). Shares owned by the 401(k) Plan for the account of persons who are not officers or directors are not included in the shares as shown beneficially owned by David J. Marczak or by all directors and officers as a group. Of the shares owned by the Company's 401(k) Plan, approximately 16,875 are owned for the account of officers and directors and are treated as being owned directly by them for purposes of this table.


                            ELECTION OF DIRECTORS

The following information is furnished with respect to each Director. Unless specifically instructed to the contrary, all Proxies will be voted for the election of Robert A. Clemente, Gregory Adamczyk, Orville K. Thompson, Rocco Pollifrone, Richard Thompson and David J. Marczak as Directors. All are current members of the Board and were last elected in April 1995.

The six persons nominated have agreed to serve if elected. In the event that a nominee is unable to serve or will not serve as a Director and such fact is known by the Company at the Annual Meeting, then all Proxies may be voted by the Board at the Annual Meeting for any other person duly nominated for that open position.

The names and ages of the persons nominated for election as Directors and the year in which each first became a director is set forth below:

                             First Became
                              a Director     Positions and Offices
Name and Age                  of Secom             with Secom
------------                  --------             ----------
Robert A. Clemente (42)          1993        Chairman of the Board, President & CEO
Gregory Adamczyk (40)            1993        Director
Rocco Pollifrone (38)            1993        Director
Richard Thompson (26)            1993        Director
Orville (Ken) Thompson (47)      1994        Director
David J. Marczak (35)            1989        Director, Secretary, Treasurer & CFO

Business Experience of Board Nominees

The following summarizes the business experience of the nominees for election as director of Secom:

Robert A. Clemente - President, CEO and Chairman of the Board. Bob became President, Chief Executive Officer and Director of Secom in December 1993. He was appointed Chairman in December 1994. Bob is an attorney and Of Counsel to Hardy, Lewis and Page, P.C., which is located in Birmingham, Michigan. Prior to joining the Company, Bob practiced law at Hardy, Lewis for 11 years, specializing in corporate, commercial and tax law. Bob holds a Bachelor of Business Administration from the University of Michigan - Dearborn, a Juris Doctorate from Wayne State University and an L.L.M. in Taxation from New York University. He is also a certified public accountant and certified management accountant.

Gregory Adamczyk - Director. Greg became a Director of Secom in December 1993. Since 1982, Greg has been the President and owner of Future Planning Corp., ("Future") based in Livonia, Michigan. Greg is also Chairman, Director and founder of Forward Planning Corp., ("Forward") also based in Livonia. Future and Forward specialize in manufacturing engineering, primarily for automotive factories. Greg holds a Bachelor of Science degree from the University of Michigan - Dearborn.

Rocco Pollifrone - Director. Rocco became a Director of Secom in December 1993. Rocco is President and Chief Executive Officer of Forward Planning Corp. and has been employed there or with affiliated companies for over ten years in various management positions. He holds a Bachelor of Science degree from the Detroit Engineering Institute.

Orville K. (Ken) Thompson - Director. Ken is President and owner of MST Steel Corp., ("MST") based in Warren, Michigan. MST is a steel service center that warehouses, processes and sells flat-rolled steel, primarily for the automotive industry. He has held that position for over 15 years.

Richard Thompson - Director. Rich became a Director of Secom in December 1993. In October 1994, Rich became President of Star Supply Company based in Detroit, Michigan, a company that distributes heating and cooling units and related products, primarily to contractors. Rich is also a Vice President of MST and has held that position since 1991. He received a Bachelor of Arts degree (Economics) from the University of Michigan in 1991.

David J. Marczak - Director, Secretary, Chief Financial Officer and Treasurer. Dave was the Company's controller from 1986 to 1989, its treasurer and chief financial officer since 1990 and its secretary since 1987. He was appointed to the Board of Directors in April 1989 due to a Board member resignation and served until July 1989, when a permanent replacement was appointed. He was elected to the Board in 1991 and resigned in December 1993 in connection with the appointment of four Directors selected by MOI. In 1994, he was again nominated and elected to the Board and has been a Director since then. Dave is a certified public accountant and holds a Bachelor of Business Administration from the University of Michigan.

Each Director holds that position until the next annual stockholder's meeting or his death, resignation or removal. Officers hold their respective positions until their successors are appointed or they die, resign or are removed by the Board.

Ken Thompson, Director, is the father of Richard Thompson, Director. There are no other family relationships among the Directors and Officers listed above. Except as set forth below, there are no arrangements or understandings pursuant to which any of the Directors listed above were or are to be elected as Officers or Directors.

Pursuant to the terms and conditions of the agreements entered into between Secom and MOI that became effective on December 15, 1993, MOI was given the right to designate four persons to be appointed to Secom's Board which then consisted of seven persons. Accordingly, in December 1993, Robert A. Clemente, Gregory Adamczyk, Rocco Pollifrone and Richard Thompson were appointed to the Board and David J. Marczak resigned as Director so that a seven person Board could be maintained. (See "Certain Transactions - Agreements with Manubusiness Opportunities, Inc.," page 11.)

Directors' Committees and Meetings

The Board has Audit, Compensation and Operating committees.

Generally, the Audit Committee selects the independent accountants, reviews the scope and results of the annual audit with the independent accountants, and evaluates their independence. The current members of the Audit Committee are Robert A. Clemente, Gregory Adamczyk and Rocco Pollifrone.

The members of the Compensation Committee review the performance of and determine the salary levels and other compensation arrangements for the officers of Secom and its subsidiaries. The current members of the Compensation Committee are Robert A. Clemente, Gregory Adamczyk and Rocco Pollifrone.

The Operating Committee meets as needed to make decisions in the event the entire Board cannot meet within a short time span. The current members of the Operating Committee are Robert A. Clemente and Gregory Adamczyk.

During the fiscal year ended September 30, 1995, the Board held two meetings and all directors attended those meetings. The Audit, Compensation and Operating Committees each held 4 meetings during the year.

Director Remuneration

Members of the Board presently are not compensated for their regular service or attendance at Board meetings.

                            EXECUTIVE COMPENSATION

Summary of Compensation

The following summary compensation table sets forth information concerning cash and non-cash compensation for services in all capacities awarded to, earned by or paid during the last three fiscal years to the Company's Chief Executive Officer.

                          Summary Compensation Table

                                                                     Long-Term
                                                                    Compensation
                                             Annual Compensation       Awards
                                            ---------------------    ----------
                                                                     Securities
                                                                     Underlying    All Other
Name and Principal Position     Year(1)      Salary        Bonus     Options(#)   Compensation
---------------------------     -------      ------        -----     ----------   ------------
Robert A. Clemente
  Chairman of the Board;
  Chief Executive Officer,      1995        $120,137      $     0        $ 0          $ 0
  President, Director           1994(2)       50,000            0          0            0

Martin J. Eidemiller
   Vice President -
   Tooling Group                1995(3)       72,000       35,000          0            0

 1  September 30 fiscal year.
 2  Mr. Clemente became Chief Executive Officer in May 1994.
 3  Mr. Eidemiller became Vice President of the Company's Tooling Group in October 1994.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

The following table provides information on option exercises in fiscal 1995 by the Named Executive Officers and the value of such officers' unexercised options at September 30, 1995.

                                                Number of Securites
                                               Underlying Unexercised        Value of Unexercised
                       Shares                       Options at             In-the-Money Options at
                      Acquired     Value        Fiscal Year End (#)           Fiscal Year End ($)
                     On Exercise  Realized     ---------------------         ---------------------
Name                     (#)        ($)     Exercisable   Unexercisable   Exercisable   Unexercisable
----                     ---        ---     ---------------------------   ---------------------------
Robert A. Clemente        0          0             0             0              0             0
Martin J. Eidemiller      0          0         6,667         3,333              0             0

Compensation Pursuant to Stock Options

There were no stock options granted to officers, directors or employees during fiscal 1995.

1991 Nonqualified Stock Option Plan

On August 1, 1991, Secom's Board adopted a nonqualified stock option plan (the "1991 Plan"). The 1991 Plan authorizes the Board to grant stock options for a maximum total of 400,000 shares of Common Stock to those employees of Secom and its subsidiaries, including officers and directors, who have performed well in their capacities and who have potential for assuming higher levels of responsibility with Secom. The 1991 Plan is administered by the Board, which determines the persons who are to receive options and the terms of the options granted under the 1991 Plan. The option price of all options granted under the 1991 Plan shall not be less than the fair market value of the Common Stock at the date of grant. Under the 1991 Plan, options may be granted only during the recipient's employment, and must be exercised within a period fixed by the Board, which may not exceed ten years from the date of grant unless earlier terminated as a result of the termination of the recipient's employment. However, if the recipient's employment is terminated as a result of death, total and permanent disability, retirement after age 65 or other reasons approved by the Board, those options may be exercised for specified periods up to 12 months after that termination. Options granted under the 1991 Plan may not be transferred except by reason of death. The 1991 Plan provides that the Board may establish a vesting schedule with respect to any options granted under the 1991 Plan which would limit the exercisability of those options and/or the sale or transfer of any shares purchased upon exercise of those options.

As of February 15, 1996, stock options for 135,600 shares were outstanding to employees, including certain officers, pursuant to the 1991 Plan. All of those options were issued at $2.625 per share, the market price on January 14, 1994, which was the date of grant. See "Principal Stockholders."

1995 Stock Bonus Plan

In December 1994, the Board approved a management stock bonus plan to provide a method for Secom to reward selected employees for their prior efforts and to induce them to continue to exert their best efforts. The Plan provided for the issuance by January 31, 1996 of up to 100,000 shares of common stock to be granted to key employees as approved by the Board's Compensation Committee. Under this Plan, 41,809 shares of Common Stock were issued to employees in the fiscal year that ended September 30, 1995. Since this Plan has expired, no additional shares will be issued pursuant to it.

Board Compensation Committee Report on Executive Compensation

The Compensation Committee (the "Committee") was established as a standing committee of the Board in August 1992. Its purpose is to annually fix the salaries of the Chief Executive Officer and other Executive Officers of the Company, determine periodic bonuses and stock options for such executives, and administer other programs that would provide compensation to such executives. Robert A. Clemente, Rocco Pollifrone and Gregory Adamczyk were appointed to the three person Compensation Committee in March 1994. Although Mr. Clemente is a member of the Committee and participates in all matters presented to it, he does not vote or participate in the determination of his own compensation arrangements.

General

It is the philosophy of the Committee to ensure that executive compensation is directly linked to continuous improvement in the Company's financial performance and stockholder value. The following objectives represent the underlying principles which support all compensation decisions:

 * Allow the Company to attract and retain quality professional talent among its executive officer group by establishing executive compensation that is competitive within its industry peer group.

 * Integrate compensation practices that promote the successful execution of the Company's long-term plans and goals.

 * Encourage Company stock ownership by its executive officers and enhance stockholder value through periodic stock option awards or other stock-based compensation arrangements.

Executive compensation is reviewed on an annual basis by the Committee in conjunction with an analysis of each individual's performance. In addition, corporate performance is evaluated in a manner to ensure that compensation levels support the continued focus on increasing profitability and stockholder value. Conversely, in periods when corporate performance goals are not achieved, the Committee may decrease the level of overall individual compensation.

The Committee has also reviewed independent compensation survey information from national and regional organizations that report compensation practices and salary levels for various executive positions at comparably sized companies that operate in similar lines of businesses of the Company.

Salaries and Bonuses

The Committee's policy is to award discretionary bonuses to key employees each year based on their individual performance and the overall performance of the Company.

Fiscal 1995 Compensation Concerning Chief Executive Officer

Mr. Clemente's base salary was increased significantly over his base salary of the prior year, due to a variety of circumstances. Most pertinent of those factors was Mr. Clemente's request to maintain a low salary until the Company had improved its financial condition and operating results. The Committee believes that Mr. Clemente has had a significant impact on improving the financial performance of the Company in fiscal 1995 compared to fiscal 1994, as shown by its higher profitability and increased liquidity. Currently, the Committee (other than Mr.Clemente) has set his base salary at $150,000 annually. While the Committee believes that Mr. Clemente's salary rate is generally lower than compensation for CEO's of comparably sized companies, it is currently developing a compensation program for Mr. Clemente which would be based directly on the achievement of specific goals designed to increase the profits and value of the Company.

Compensation Committee Interlocks and Insider Participation

All members of the Committee are Directors and Robert A. Clemente is also Chairman, President and CEO.

During 1995, the law firm of Hardy, Lewis & Page, PC, ("Hardy, Lewis") of which Mr. Clemente is in an "Of Counsel" capacity, was retained by the Company for professional legal services required in the normal course of business. Mr. Clemente does not receive any portion of the fees paid by the Company to Hardy, Lewis. This law firm and Mr. Clemente also provide legal services to MST Steel Corp., which is owned by Ken Thompson, and to Future Planning Corp. and Forward Planning Corp., whose principal owners and officers are Gregory Adamczyk and Rocco Pollifrone.

Presented by:   The Compensation Committee of the Board of Directors

                Robert A. Clemente
                Gregory Adamczyk
                Rocco Pollifrone

Company Performance

The following graph depicts a five year comparison of cumulative total returns, assuming $100 was invested on September 30, 1990 in (a) Secom's common stock; (b) the NASDAQ Stock Market - U.S. (as a broad equity market index) and (c) the NASDAQ non-financial index (as a peer group index utilizing a published industry index). The graph assumes retention of the 10% stock dividends paid in May 1991 and June 1992.

       [EDGAR NOTE: The performance graph required by Item 402(l) of Regulation S-K appears in this position of the paper document. A copy of the performance graph on paper is being submitted to the Branch Chief in the Division of Corporation Finance. A table containing the data used to create the performance graph's data points is provided below.]

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
       AMONG SECOM GENERAL CORPORATION, THE NASDAQ STOCK MARKET-US INDEX
                      AND THE NASDAQ NON-FINANCIAL INDEX

                                   09/90     09/91     09/92     09/93     09/94     09/95
                                  -------   -------   -------   -------   -------   -------
Secom General Corporation (SECM)    100       489       235       168       161       168
Nasdaq Stock Market-US (INAS)       100       157       176       231       233       321
Nasdaq Non-Financial Index (INNF)   100       157       166       216       215       294

* $100 invested on 09/30/90 in stock or index - including reinvestment of dividends. Fiscal year ending September 30.

Compliance with Section 16(a) of The Securities Exchange Act

The Company's executive officers and directors are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of common stock of the Company with the Securities Exchange Commission and the NASDAQ. Copies of those reports must also be furnished to the Company.

Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during the preceding year all filing requirements applicable to executive officers and directors have been complied with, with the exception of the initial report of ownership on Form 3 by Orville K. Thompson, which was filed late following his election as a Director in 1994, the late filing of a Form 4 by Robert A. Clemente reflecting the acquisition of 5,000 shares through a private purchase, and the year end report on Form 5 which was filed late for Robert A. Clemente, President and David J. Marczak, CFO, reflecting the acquisition of 3,768 and 2,530 shares, respectively, which were acquired throughout fiscal year 1995 by the Company's 401(k) Plan based on their 401(k) payroll deferral amounts.


                             CERTAIN TRANSACTIONS

Agreements with Manubusiness Opportunities, Inc.

Effective December 1993, the Company obtained a subordinated loan for $1 million from Manubusiness Opportunties, Inc. ("MOI"). As part of the loan transaction with MOI, the Company agreed to appoint four persons to its Board so that MOI would have a majority of the Company's then seven person Board. Accordingly, in December 1993, Robert A. Clemente, Richard Thompson, Gregory Adamczyk and Rocco Pollifrone were appointed to the Board, while David J. Marczak resigned his Directorship at the same time, so the seven person Board could be maintained. The majority stockholder of MOI is Ken Thompson, who was first elected to the Board in 1994, while Gregory Adamczyk and Rocco Pollifrone are minority stockholders of MOI. The Company also agreed to have a new Chief Executive Officer hired under a Management Agreement executed with MOI and pursuant to that agreement, Robert A. Clemente was appointed as the President and CEO in April 1994. The Management Agreement granted nonqualified stock options to MOI for the purchase of 200,000 shares of common stock at $2.625 per share, expiring on or before November 23, 1998.

Also in connection with the MOI loan, the Company granted the following common stock purchase warrants to MOI: (1) a warrant to purchase 500,000 shares of common stock for an exercise price of $2.00 per share on or before November 23, 1994; (2) a warrant to purchase 500,000 shares of common stock for an exercise price of $2.00 per share on or before November 23, 1995; and (3) a warrant to purchase 500,000 shares for an exercise price of $3.00 per share on or before November 23, 1996. The first two warrants have been exercised by MOI, as the Company agreed to cancellation of the $1 million note for consideration of the first warrant and MOI paid an additional $1 million to the Company for exercise of the second warrant. The MOI warrants contain anti-dilution provisions that would adjust the number of shares and exercise price per share in the event of a stock split, stock dividend, reorganization and similar events. The warrants also provide "piggyback" registration rights with respect to the shares of Common Stock that are issuable upon exercise of those warrants.

In addition to its agreements with the Company, MOI obtained three year proxy agreements from Roy McKnight, Larry McKnight and John Cocke, then directors and/or stockholders of Secom. The proxy agreements, which expire in November 1996, allow MOI to vote shares held by those individuals for the slate of directors nominated annually by the Company. The agreements contain no restrictions on the sale of shares held by those indiviuals.

Shares Issued to John Cocke

John Cocke, a former Director and current Vice President, was a minority stockholder of Uniflow Corporation ("Uniflow") prior to its acquisition by the Company in September 1991. Mr. Cocke received 149,196 shares of Common Stock in exchange for his 15.8% Uniflow ownership. His pro rata shares received were calculated on the same basis as was used for the other stockholders of Uniflow. In connection with the Uniflow acquisition, the Company entered into agreements with each of Uniflow's stockholders whereby Secom agreed that if, during the six month period beginning September 13, 1993, the former Uniflow stockholders sold any of the Common Stock they received in exchange for their Uniflow shares, Secom would pay them an amount equal to $7.09 minus the gross sales price per share for each share sold. In December 1993, Secom issued 168,379 restricted shares of Common Stock to Mr. Cocke in exchange for cancellation of his "stock price guarantee" from the Company. The number of shares issued to Mr. Cocke was determined by using an imputed selling price of $3.50 per share of Secom common stock. This same method was used to determine the number of shares to be issued to all other persons who had stock price guarantees that were cancelled in exchange for restricted shares of Common Stock.


                   RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends a vote "FOR" the election of Robert A. Clemente, Gregory Adamczyk, Rocco Pollifrone, Richard Thompson, Orville K. Thompson and David J. Marczak as Directors of Secom. Proxies solicited by Management will be so voted unless stockholders direct otherwise in their Proxies.

Vote Required

Under provisions of the Delaware General Corporation Law, the election of Secom's Directors requires a plurality of the votes represented in person or by proxy at the meeting.

Effect of Abstention

A stockholder who abstains from voting on the election of Directors will be included in the number of stockholders present at the meeting for the purpose of determining whether a quorum exists for the conduct of business. However, an abstention with respect to the election of Directors will not be counted either in favor of or against the election of the nominees.

Effect of Broker Non-Vote

Brokers holding shares for the account of their clients may vote such shares either in the manner directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies which are voted by brokers on at least one but not all of the proposals are referred to as "broker non-votes". Broker non-votes will be included in determining the presence of a quorum. However, a broker non-vote is not treated as present and entitled to vote and will therefore have no impact on the outcome of the election of directors.


                                 OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no other matters which may properly be, or are likely to be, brought before the meeting. However, if any matters are properly brought before the meeting, the persons named in the enclosed Proxy will vote the shares subject to Proxy as the Board of Directors may recommend.

The Annual Meeting presentation will include an address by the Chairman, President and CEO, Robert A. Clemente. A general discussion period will follow, at which time stockholders will have an opportunity to ask questions about the Company's business and operations.

Relationship with Independent Accountant

The Company has selected the accounting firm of Deloitte & Touche LLP ("Deloitte") as its independent certified public accountants for the fiscal year ending September 30, 1996. Deloitte has reported on the Company's financial statements for the years ended September 30, 1995, 1994 and 1993, which are included in the Annual Report mailed with this Proxy Statement. Audit engagement services are approved annually by the Board. Representatives of Deloitte are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will respond to appropriate questions.

Proposals for 1997 Annual Meeting

If a stockholder desires to submit a proposal for consideration at the next Annual Stockholders Meeting and would like to have the proposal submitted on Secom's proxy statement and form of proxy, such proposal must be received by Secom no later than November 20, 1996 or 120 days before mailing of the Proxy Statement for the next Annual Stockholders meeting, whichever is later. The Company anticipates that it will hold its next Annual Stockholder Meeting in March, 1997.

Annual Report and Form 10-K

All Stockholders of record on February 15, 1996 have been sent, or are concurrently being sent, a copy of the Company's 1995 Annual Report to Stockholders, which contains audited financial statements for the fiscal year ended September 30, 1995.

A copy of Secom's Annual Report on Form 10-K for the fiscal year ended September 30, 1995 that was filed with the Securities and Exchange Commission may be obtained without charge (except for exhibits to that Form 10-K, which will be furnished upon payment of Secom's reasonable expenses in furnishing those exhibits). To obtain a copy of the 1995 Form 10-K, please send a written request to Secom General Corporation, Investor Relations, 46035 Grand River Avenue, Novi, Michigan 48374.

By Order of the Board of Directors,

/s/ David J. Marczak
Secretary

Novi, Michigan
February 20, 1996

                           SECOM GENERAL CORPORATION
                 PROXY CARD FOR ANNUAL MEETING MARCH 29, 1996

The undersigned hereby appoints Robert A. Clemente and David J. Marczak or any one of them acting in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Secom General Corporation, a Delaware corporation (the "Company"), to be held at the Livonia Courtyard by Marriott, 17200 N. Laurel Park Drive, Livonia, Michigan 48152, at 3:00 p.m. local time on March 29, 1996, and at any adjournment or adjournments thereof, and to vote all shares of stock of the Company standing in the name of the undersigned, with all of the powers the undersigned would possess if personally present at such meeting.

1. Election of Directors      [ ] FOR      [ ] WITHHELD
                              Nominees: Robert A. Clemente, Gregory Adamczyk,
                              Rocco Pollifrone, Orville K. Thompson,
                              Richard Thompson and David J. Marczak

                              For all of the above, except vote withheld for the following nominee(s):

                              ________________________________________________

2. Such other business as may properly come before the meeting or any adjournment thereof.

        MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR THE
                     APPROVAL OF THE FOREGOING PROPOSALS.

                              (See reverse side)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

You do not need to submit this Proxy unless you want to revoke a previously submitted Proxy and change your vote. This Proxy is solicited on behalf of the Board of Directors of the Company and unless otherwise so specified, will be voted in favor of the nominees set forth herein.

                                           Date: ____________________________


                                           __________________________________
                                                        Signature

                                           __________________________________
                                                        Signature

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.